EXHIBIT 3(i)

                          ARTICLES OF INCORPORATION

                                      OF

                             THE MIDLAND COMPANY


	FIRST:  The name of said corporation shall be THE MIDLAND COMPANY.

	SECOND: The place in Ohio where its principal office is to be located is 7000 Midland Boulevard, Amelia, Ohio 45102.

	THIRD:  The purpose for which said corporation is formed are:

	(A)	To acquire by purchase, subscription, contract or otherwise, and to hold, sell, exchange, mortgage, pledge or otherwise dispose of, or turn to account or realize upon, and generally to deal in and with, all forms of securities, including, but not by way of limitation, shares, stocks, bonds, debentures, coupons, notes, scrip, mortgages, evidences of indebtedness, commercial paper, certificates of indebtedness and certificates of interest issued or created by corporations, associations, partnerships, firms, trustees, syndicates, individuals, governments, states, municipalities and other political and governmental divisions and subdivisions, or by any combinations, organizations, or entities whatsoever, or issued or created by others, irrespective of their form or the name by which they may be described, and all trust participation and other certificates of, and receipts evidencing interest in, any such securities.

	(B)	To acquire, by purchase, exchange or otherwise, all or any
        part of, or any interest in, the properties, assets, business and good will of any one or more persons, firms, associations or corporations; to pay for the same in cash, property or its own or other securities; to hold, operate, reorganize, liquidate, sell or in any manner dispose of the whole or any part thereof; and in connection therewith, to assume or guarantee performance of any liabilities, obligations or contracts of such persons, firms, associations or corporations, and to conduct the whole or any part of any business thus acquired.

	(C)	To do all things necessary or incident to any or all the
        foregoing purposes, and to purchase, acquire, hold, sell, convey, exchange, lease, mortgage or dispose of property, real or personal, tangible or intangible; to borrow money and to issue notes, bonds, or debentures or other evidences of indebtedness, and to make loans to any firm, association, corporation and/or individual.

	(D)	To carry on any other lawful business whatever which may
        seem to the Board of Directors capable of being carried on in connection with the above, or calculated, directly or indirectly, to promote the interests of the Corporation or to enhance the values of its properties; and to have, enjoy and exercise the rights,

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        powers and privileges which are now or which may hereafter be conferred upon corporations organized under the same statutes as this Corporation.

	(E)	To conduct its business, and to have and maintain one or
        more offices, within and without the State of Ohio and in all other states and territories, the District of Columbia and foreign countries; and to purchase, or otherwise acquire, hold, own, equip, improve, manage, operate, finance, promote, sell, convey, mortgage or otherwise dispose of the real and personal property in all such states and places, to the extent that the same may be permissible under the laws thereof.

	(F)	The foregoing clauses shall be construed as objects,
        purposes and powers and it is hereby expressly provided that the foregoing enumerated specific objects, purposes and powers shall not be held to limit or restrict in any manner the powers of this Corporation, and are in furtherance of, and in addition to, and not in limitation of the general powers conferred by the laws of the State of Ohio.

	FOURTH:  	Section 1.  The maximum number of shares which the
Corporation is authorized to have outstanding is twenty million five hundred thousand (20,500,000) shares, which shall be classified and bear designations as follows: Five hundred thousand (500,000) shares, without par value, shall be designated as Preferred Stock, and twenty million (20,000,000) shares, without par value, shall be designated as Common Stock.

	Section 2. The express terms and provisions of the shares of Preferred Stock are as follows:

	Subdivision A:  Issuance in Series and Limitations as to
        Variations Between Series.

	The Preferred Stock may be issued from time to time in series. Except as hereinafter provided, Preferred Stock of all series shall rank equally and be identical in all respects. All shares of any one series shall be alike in every particular.

	Subject to the limitations and restrictions set forth in this Article Fourth, the Board of Directors is authorized and empowered at one time or from time to time:

            1. To create one or more series of Preferred Stock and to authorize the issuance of Preferred Stock in such series, and to fix or alter, in respect of any particular series, the following express terms and provisions of any authorized and unissued shares of Preferred Stock (whether or not such shares shall have been previously designated as shares of a particular series):

                   (a)     The designation of the series;
                   (b) The number of shares of the series, which number may at any time or from time to time be increased or decreased by the Board of Directors, notwithstanding that shares of the series may be outstanding at the time of such increase or decrease, unless the

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                   Board of Directors shall have otherwise provided in
                   creating such series;
                   (c)     The dividend rate;
                   (d) The dates at which dividends, if declared, shall be payable, and the dates, if any, from which they shall be cumulative;
                   (e)     The liquidation price;
                   (f)     The redemption rights and price;
                   (g)     The sinking fund requirements, if any;
                   (h)     The conversion rights, if any, and
                   (i) The restrictions, if any, on the issuance of shares of any class or series;

            2. To adopt such amendment or amendments to the Articles of Incorporation as may be required or permitted by law to accomplish the foregoing purposes.

Subdivision B.  General Provisions Applicable to All Series

The following general provisions shall apply to all Preferred
Stock of the Corporation, irrespective of series:

            1. The holders of Preferred Stock of each series shall be entitled to receive, when and as declared by the Board of Directors, dividends, in cash at the annual rate fixed with respect to such series in accordance with Subdivision A(1) of this Section 2. In case Preferred Stock of more than one series is outstanding, the Corporation is making any dividend payment upon the Preferred Stock, shall (except in redeeming shares of Preferred Stock through the operation of any sinking fund that may be established for the benefit of any series of Preferred Stock) make dividend payments ratably upon all outstanding shares of Preferred Stock of all series in proportion to the amount of dividends accrued thereon and unpaid to the date of such dividend accrued thereon and unpaid to the date of such dividend payment. Dividends in respect of the shares of any series shall commence to accrue from the date on which they shall have been declared to be payable and, in the case of cumulative dividends, from the date as of which they accumulate pursuant to the terms and provisions pertaining to the particular series. Accumulations of dividends shall not bear interest.

            2. Restrictions on Payment of Dividends upon Stock Junior to the Preferred Stock. So long as any Preferred Stock shall be outstanding, the Corporation shall not declare or pay any dividend or make any distribution on, or purchase, or cause to be purchased, or redeem, any stock ranking junior to the Preferred Stock, nor shall any money be paid or set aside or made available for a purchase fund or sinking fund for the purchase or redemption of any shares of such junior stock unless:

                    (i) accrued dividends for all past dividend periods on all outstanding shares of Preferred Stock of all series having

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                    cumulative dividends shall have been paid and the dividend on all outstanding shares of Preferred Stock of all such series for the then current quarterly dividend period shall have been paid or declared and provided for;

                    (ii) the Corporation shall have made all payments then due under the requirements of all purchase funds and sinking funds (if any) for the Preferred Stock of all series for the then current fiscal year and shall have set up suitable reserves for all payments not then due but then determined and to become due during the fiscal year, under the requirements of all such purchase funds and sinking funds, and all defaults, if any, in complying with any such purchase fund and sinking fund requirements in respect of previous fiscal years shall have been made good; and

                    (iii) The net assets of the Corporation shall not thereby be reduced below the aggregate preferential amounts to which the then outstanding shares of Preferred Stock would be entitled upon the involuntary liquidation, dissolution or winding up of the Corporation.

            3. Dissolution, Liquidation and Winding Up. Upon any dissolution, liquidation or winding up of the Corporation, before any distribution or payment is made to the holders of any class of stock ranking junior to the Preferred Stock, the holders of Preferred Stock of each series shall be entitled to be paid in cash the amount fixed in accordance with the provisions of Subdivision A (1) of this Section 2 with respect to such series. If the net assets of the Corporation shall be insufficient to permit the payment to holders of all outstanding shares of Preferred Stock of all series of the full amounts to which they are respectively entitled, the entire net assets of the Corporation shall be distributed ratably to the holders of all outstanding shares of Preferred Stock of all series in proportion to the amounts to which they are respectively entitled. After payment to holders of Preferred Stock of the full preferential amounts aforesaid, the holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation, which remaining assets shall be distributed among the holders of shares ranking junior to the Preferred Stock in accordance with their respective rights thereto. The sale, lease or conveyance of all the property and assets of the Corporation to, or the merger or consolidation of the Corporation into or with, any other corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this paragraph.

            4. Redemption. At the option of, and to the extent fixed by, the Board of Directors with respect to any series, the Corporation may redeem at any time, or from time to time, any series of Preferred Stock, or any part of any series, at the redemption price fixed with respect to such series in accordance with Subdivision A (1) of this Section 2;
            provided, that not

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            less than thirty days previous to the date fixed for any such redemption, a notice of the time and place thereof shall be given to the holders of record of the shares of Preferred Stock so to be redeemed by mailing a copy of such notice to such holders at their respective addresses as the same appear on the books of the Corporation and, if the Board of Directors shall so determine, by publication of notice in such manner as may be prescribed by resolution of the Board of Directors. In case of redemption of less than all of the outstanding Preferred Stock of any one series, the redemption shall be made pro rata or the shares to be redeemed shall be chosen by lot in such manner as may be prescribed by resolution of the Board of Directors. At any time after notice of redemption has been given in the manner herein prescribed, the Corporation may deposit the amount of the aggregate redemption price with any bank or trust company having capital and surplus of at least $5,000,000, named in such notice, in trust for the holders of the shares so to be redeemed, payable on the date fixed for redemption to the respective orders of such holders upon endorsement to the Corporation or otherwise as may be required and surrender of the certificates for such shares. Upon deposit of the aggregate redemption price, as aforesaid, or, if no such deposit is made, upon said redemption date (unless the Corporation shall default in making payment of the redemption price as set forth in said notice) such holders shall cease to be stockholders with respect to said shares and shall be entitled only to receive the redemption price on or after the date fixed for redemption, without interest thereon, upon endorsement, if required, and surrender of the certificates for such shares; provided, however, that no such deposit in trust shall be deemed to terminate, prior to the expiration of the redemption date, any conversion or exchange rights to which any such holder may be entitled. Any funds so deposited by the Corporation and unclaimed at the end of six years from the date fixed for such redemption shall be repaid by such bank or trust company to the Corporation upon its request, after which repayment the holders of such shares so called for redemption shall look only to the Corporation for payment of the redemption price thereof. Any funds so deposited which shall not be required for such redemption because of the exercise subsequent to the date of such deposit of any right of conversion or exchange, shall be returned to the Corporation forthwith. Any interest accrued on any funds so deposited shall belong to the Corporation and shall be paid to it from time to time.

            If at any time the Corporation shall have failed to pay accrued dividends in full on Preferred Stock of any one or more series, thereafter and until such dividends in full on Preferred Stock of every series shall have been paid or declared and set apart for payment, the Corporation shall not redeem Preferred Stock except as a whole or, directly or indirectly, purchase any Preferred Stock. Subject to the foregoing, any Preferred Stock may be purchased by the Corporation.

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            5.      Action Requiring Approval of Preferred Stock.  The
            Corporation shall not, without the affirmative vote of the holders of a majority of the outstanding Preferred Stock as a class, increase the authorized number of shares of Preferred Stock or create any class of shares which rank equally with or prior to the Preferred Stock.

            6. Voting Rights. The holders of Preferred Stock shall be entitled at all times to one vote for each share of Preferred Stock held by them respectively.

            7. Preemptive Rights. No holder of Preferred Stock of any series shall, as such holder, have any preemptive right in, or preemptive right to subscribe to, any additional Preferred Stock of any series or any shares of any other class of stock, or any bonds, debentures or other securities convertible into or exchangeable for shares of stock of any class or series.

            8. Prohibitions Against Reissue or Resale. Preferred Stock which shall have been purchased or redeemed through the operation of any purchase or sinking fund or applied to any purchase or sinking fund installment shall not be applied to any subsequent purchase or sinking fund installment. Preferred stock which shall have been purchased, redeemed or otherwise acquired by the Corporation shall be deemed retired and shall not be reissued or resold.

            In case Preferred Stock of any series shall be convertible into or exchangeable for stock of any other series or class or other securities, shares of Preferred Stock of such series which shall have been so converted or exchanged shall be deemed retired and shall not be reissued or resold.

        Section 3. The express terms and provisions of the shares of Common Stock are as follows:

        (1) Dividends. Out of the assets of the Corporation available for dividends remaining after full dividends on all shares ranking prior to the Common Stock shall have been paid or declared and set apart for payment, then, and not otherwise, and subject to any restrictions or limitations contained in the express terms and provisions of any shares ranking prior to the Common Stock dividends may be declared and paid upon the Common Stock, but only when and as determined by the Board of Directors.

        (2) Dissolution, Liquidation and Winding Up. Upon any dissolution, liquidation or winding up of the Corporation, or any proceedings resulting in any distribution of all of its assets to its stockholders, after there shall have been paid to or set apart for holders of all shares ranking prior to the Common Stock the full preferential amounts to which they are respectively entitled, the holders of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Corporation available for distribution to its stockholders. The sale, lease or

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        conveyance of all the property and assets of the Corporation to, or the merger or consolidation of the Corporation into or with, any other corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this paragraph.

        (3) Voting Rights. The holders of Common Stock shall be entitled at all times to one vote for each share of Common Stock held by them respectively.

        (4) Preemptive Rights. No holder of Common Stock shall, as such holder, have any preemptive right in, or preemptive right to subscribe to, any additional Common Stock or any shares of any other class, or any bonds, debentures or other securities convertible into or exchangeable for shares of Common Stock or any other class of stock, or any Preferred Stock authorized by, and which may be made convertible into or exchangeable for Common
        Stock pursuant to, the provisions of this Article Fourth, as herein in these Articles of Incorporation set forth or any Common Stock required to satisfy any such conversion or exchange right.

	Section 4. For the purpose of this Article Fourth, whenever reference is made herein to stock or shares "ranking junior to the Preferred Stock," such reference shall mean and include the Common Stock and any other authorized class of stock in respect of which the rights of the holders as to the payment of dividends and as to distributions in the event of dissolution, liquidation or winding up of the Corporation are subordinate to the rights of the holders of the Preferred Stock; and whenever reference is made to stock or shares "ranking prior to the Common Stock" such reference shall mean and include the Preferred Stock and any other authorized class of stock in respect of which the above mentioned rights of the holders will give preference over the Common Stock.

	FIFTH:   Notwithstanding any provisions of the General Corporation
Act of Ohio now or hereafter in force requiring, for any purpose, the affirmative vote or consent of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation, or the affirmative vote or consent of the holders of two-thirds, or any other proportion, of the shares of any class or classes, such action may, to the extent permitted by law, be authorized and taken by the affirmative vote or written consent of the holders of shares entitling them to exercise a majority of the voting power of the Corporation, or by the affirmative vote or consent of the holders of a majority of the shares of such class or classes.

	SIXTH: Any and all unissued shares of this corporation may, at any time and from time to time, be issued and sold for such prices and on such terms as to payment as the then Board of Directors of this corporation may determine, and no director of this corporation shall be disqualified from voting thereupon by reason of any ownership by him or any member of his family of stock in this corporation and/or by reason of the amount of ownership (even though that amount represents control). To the extent not prohibited by law, the Board of Directors may authorize the purchase by the Corporation of shares of any class issued by it. The action of such Board of Directors in such instances shall be final except for actual fraud.

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	SEVENTH:  The amount of stated capital with which the Corporation will begin business is Five Hundred ($500.00) Dollars.